EXHIBIT 99

	INDIRECT HOLDINGS HELD IN THE NAME OF:	NUMBER OF SHARES HELD FOLLOWING TRANSACTIONS

#1	By Carl H. Lindner Jr., et al, Trustees for the Carl H. Lindner Amended and Restated Family Trust dated 12-23-83.	3,858,297

#2	By Edyth B. Lindner, Spouse.	4,858,643

#3	By Lou Ann Flint, Trustee of the Edyth B. Lindner 2002-2 Qualified Annuity Trust U/A dated 8/19/02.	1,947,161

#4	By Joseph A. Pedoto, Trustee of the Edyth B. Lindner 1999-1 Qualified Annuity Trust U/A dated 12/22/99.	-0-

#5	Indiana Premier Fund, LLC, a limited liability company directly or indirectly wholly-owned by the Reporting Person.	537,779